Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 2nd Quarter 2021 Results

•
41% revenue increase in the quarter (31% increase on a constant currency basis)
•
All brands recorded significant quarterly year-over-year revenue growth, as Manpower and Experis experienced increased demand for staffing and permanent recruitment and Talent Solutions experienced strong growth, led by RPO and MSP
•
Operating profit of $170 million in the quarter
•
$50 million of common stock repurchased during the quarter

MILWAUKEE, July 20, 2021 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $2.02 per diluted share for the three months ended June 30, 2021 compared to net losses of $1.11 per diluted share in the prior year period.  Net earnings in the quarter were $111.6 million compared to net losses of $64.4 million a year earlier.  Revenues for the second quarter were $5.3 billion, a 41% increase from the prior year period.

Financial results in the quarter were impacted by the weaker U.S. dollar relative to foreign currencies compared to the prior year period, resulting in a 13 cents positive impact to earnings per share in the quarter compared to the prior year. On a constant currency basis, revenues increased 31% compared to the prior year period. Excluding the prior year impact of special items, on a constant currency basis, net earnings per diluted share increased 938% during the quarter.

Days Sales Outstanding improved by 1.9 days year over year reflecting our continued focus on collections and working capital efficiency.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our second quarter results reflect an improving global economic environment and increased demand for our services across our key markets and brands.  As restrictions continued to ease worldwide, we saw the benefit of our diversified portfolio of services and workforce solutions. Our Manpower business rebounded strongly, our Experis business improved significantly during the quarter and our Talent Solutions offerings continued to deliver against the strong demand for global workforce solutions. We also made significant progress in the ongoing execution of our strategic initiatives, particularly in the implementation of new technology across the globe.

We are encouraged by the current momentum that we are experiencing across our offerings and confident in our team’s ability to continue to deliver value to all our stakeholders.

We anticipate diluted earnings per share in the third quarter will be between $1.86 and $1.94, which includes an estimated favorable currency impact of 4 cents.”

Net earnings for the six months ended June 30, 2021 were $173.6 million, or net earnings of $3.13 per diluted share compared to net losses of $62.7 million, or net losses of $1.07 per diluted share in the prior year. The prior year to date period included special items and restructuring costs which reduced earnings per share by $2.07. Revenues for the six-month period were $10.2 billion, an increase of 22% from the prior year or an increase of 14% in constant currency. Earnings per share for the six-month period were positively impacted by 20 cents due to changes in foreign currencies compared to the prior year.

In conjunction with its second quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on July 20, 2021 at 7:30 a.m. CDT (8:30 a.m. EDT). Prepared remarks for the conference call are included within the Investor Relations section of our website at manpowergroup.com. Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2021 ManpowerGroup was named one of the World's Most Ethical Companies for the 12thyear - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements, including statements regarding economic uncertainty, the global recovery, financial outlook, the Company’s strategic initiatives and technology investments and its positioning for future growth, as well as the potential impacts of the COVID-19 pandemic and the Company’s efforts to respond to such impacts, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results.  The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors.  These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2020, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,277.1	$3,742.2	41.0%	31.3%
Cost of services	4,417.0	3,165.5	39.5%	29.8%
Gross profit	860.1	576.7	49.1%	39.8%
Selling and administrative expenses, excluding goodwill impairment charge	690.2	559.9	23.2%	15.8%
Goodwill impairment charge (b)	—	66.8	N/A	N/A
Selling and administrative expenses	690.2	626.7	10.1%	3.4%
Operating profit (loss)	169.9	(50.0)	N/A	N/A
Interest and other expenses, net	2.8	5.8	-50.9%
Earnings (loss) before income taxes	167.1	(55.8)	N/A	N/A
Provision for income taxes	55.5	8.6	549.2%
Net earnings (loss)	$111.6	$(64.4)	N/A	N/A
Net earnings (loss) per share - basic	$2.05	$(1.11)	N/A
Net earnings (loss) per share - diluted	$2.02	$(1.11)	N/A	N/A
Weighted average shares - basic	54.5	58.2	-6.3%
Weighted average shares - diluted	55.4	58.2	-4.9%

(a)
Revenues from services include fees received from our franchise offices of $3.5 million and $2.8 million for the three months ended June 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $253.5 million and $128.1 million for the three months ended June 30, 2021 and 2020, respectively.

(b)
The goodwill impairment charge for the six months ended June 30, 2020 relates to our investment in Germany.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$628.8	$515.9	21.9%	21.9%
Other Americas	415.5	320.7	29.6%	24.3%
	1,044.3	836.6	24.8%	22.8%
Southern Europe:
France	1,346.8	736.0	83.0%	67.3%
Italy	469.1	268.5	74.7%	59.6%
Other Southern Europe	606.5	466.3	30.1%	20.4%
	2,422.4	1,470.8	64.7%	51.0%
Northern Europe	1,190.5	865.7	37.5%	23.1%
APME	619.9	569.1	8.9%	5.5%
	$5,277.1	$3,742.2	41.0%	31.3%
Operating Unit Profit:
Americas:
United States	$38.0	$9.2	311.7%	311.7%
Other Americas	18.0	10.5	71.9%	68.1%
	56.0	19.7	184.2%	182.2%
Southern Europe:
France	65.7	(2.5)	N/A	N/A
Italy	31.7	11.0	187.5%	162.8%
Other Southern Europe	17.9	3.6	414.9%	380.3%
	115.3	12.1	855.9%	776.5%
Northern Europe	17.9	0.3	5387.9%	4768.1%
APME	22.3	18.0	24.6%	23.1%
	211.5	50.1
Corporate expenses	(37.3)	(26.6)
Goodwill impairment charges	—	(66.8)
Intangible asset amortization expense	(4.3)	(6.7)
Operating profit	169.9	(50.0)	N/A	N/A
Interest and other expenses, net (b)	(2.8)	(5.8)
Earnings before income taxes	$167.1	$(55.8)

(a) In the United States, revenues from services include fees received from our franchise offices of $3.0 million and $2.4 million for the three months ended June 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $114.6 million and $122.3 million for the three months ended June 30, 2021 and 2020, respectively.

(b) The components of interest and other expenses, net were:

	2021	2020
Interest expense	$9.7	$10.4
Interest income	(3.1)	(3.1)
Foreign exchange loss	0.6	0.5
Miscellaneous income	(4.4)	(2.0)
	$2.8	$5.8

ManpowerGroup

Results of Operations

(In millions, except per share data)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from services (a)	$10,201.5	$8,361.3	22.0%	14.4%
Cost of services	8,573.3	7,060.6	21.4%	13.7%
Gross profit	1,628.2	1,300.7	25.2%	17.9%
Selling and administrative expenses, excluding goodwill impairment charge	1,359.9	1,246.2	9.1%	3.0%
Goodwill impairment charge (b)	—	66.8	N/A	N/A
Selling and administrative expenses	1,359.9	1,313.0	3.6%	-2.3%
Operating profit (loss)	268.3	(12.3)	N/A	N/A
Interest and other expenses, net	8.2	26.3	-68.6%
Earnings (loss) before income taxes	260.1	(38.6)	N/A	N/A
Provision for income taxes	86.5	24.1	258.9%
Net earnings (loss)	$173.6	$(62.7)	N/A	N/A
Net earnings (loss) per share - basic	$3.17	$(1.07)	N/A
Net earnings (loss) per share - diluted	$3.13	$(1.07)	N/A	N/A
Weighted average shares - basic	54.8	58.5	-6.2%
Weighted average shares - diluted	55.5	58.5	-5.1%

(a)
Revenues from services include fees received from our franchise offices of $7.1 million and $6.1 million for the six months ended June 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $502.6 million and $210.4 million for the six months ended June 30, 2021 and 2020, respectively.

(b)
The goodwill impairment charge for the six months ended June 30, 2020 relates to our investment in Germany.

ManpowerGroup

Operating Unit Results

(In millions)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$1,237.6	$1,126.8	9.8%	9.8%
Other Americas	809.6	720.8	12.3%	12.6%
	2,047.2	1,847.6	10.8%	10.9%
Southern Europe:
France	2,535.7	1,829.8	38.6%	26.8%
Italy	871.9	596.2	46.2%	33.7%
Other Southern Europe	1,175.1	989.5	18.8%	10.0%
	4,582.7	3,415.5	34.2%	23.1%
Northern Europe	2,324.3	1,934.2	20.2%	9.1%
APME	1,247.3	1,164.0	7.2%	2.9%
	$10,201.5	$8,361.3	22.0%	14.4%
Operating Unit Profit:
Americas:
United States	$67.2	$11.5	482.5%	482.5%
Other Americas	32.9	24.8	32.8%	33.9%
	100.1	36.3	175.8%	176.6%
Southern Europe:
France	108.3	35.5	204.9%	179.1%
Italy	51.1	25.2	103.0%	85.7%
Other Southern Europe	29.3	4.4	571.3%	525.5%
	188.7	65.1	190.1%	166.3%
Northern Europe	22.7	(13.8)	N/A	N/A
APME	41.1	34.9	17.8%	15.6%
	352.6	122.5
Corporate expenses	(74.5)	(54.4)
Goodwill impairment charges	—	(66.8)
Intangible asset amortization expense	(9.8)	(13.6)
Operating profit	268.3	(12.3)	N/A	N/A
Interest and other expenses, net (b)	(8.2)	(26.3)
Earnings before income taxes	$260.1	$(38.6)

(a) In the United States, revenues from services include fees received from our franchise offices of $6.1 million and $5.4 million for the six months ended June 30, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $232.1 million and $198.8 million for the six months ended June 30, 2021 and 2020, respectively.

(b) The components of interest and other expenses, net were:

	2021	2020
Interest expense	$19.9	$21.5
Interest income	(6.2)	(6.8)
Foreign exchange loss	3.1	3.6
Miscellaneous (income) expense	(8.6)	8.0
	$8.2	$26.3

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	Jun. 30,	Dec. 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,461.4	$1,567.1
Accounts receivable, net	5,203.3	4,912.4
Prepaid expenses and other assets	165.0	186.9
Total current assets	6,829.7	6,666.4
Other assets:
Goodwill	1,219.1	1,225.8
Intangible assets, net	237.4	248.6
Operating lease right-of-use assets	367.2	400.7
Other assets	686.0	651.6
Total other assets	2,509.7	2,526.7
Property and equipment:
Land, buildings, leasehold improvements and equipment	606.4	614.7
Less: accumulated depreciation and amortization	483.4	479.6
Net property and equipment	123.0	135.1
Total assets	$9,462.4	$9,328.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,849.3	$2,527.4
Employee compensation payable	229.8	231.8
Accrued liabilities	577.6	602.1
Accrued payroll taxes and insurance	744.1	752.0
Value added taxes payable	526.3	551.1
Short-term borrowings and current maturities of long-term debt	23.1	20.4
Total current liabilities	4,950.2	4,684.8
Other liabilities:
Long-term debt	1,070.2	1,103.5
Long-term operating lease liability	272.6	305.1
Other long-term liabilities	772.7	781.2
Total other liabilities	2,115.5	2,189.8
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,423.1	3,402.5
Retained earnings	3,494.1	3,388.8
Accumulated other comprehensive loss	(422.3)	(397.3)
Treasury stock, at cost	(4,109.0)	(3,954.2)
Total ManpowerGroup shareholders' equity	2,387.1	2,441.0
Noncontrolling interests	9.6	12.6
Total shareholders' equity	2,396.7	2,453.6
Total liabilities and shareholders' equity	$9,462.4	$9,328.2

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2021	2020
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings (loss)	$173.6	$(62.7)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	34.4	37.0
Non-cash goodwill and other impairment charges	—	71.3
Non-cash operating lease right-of-use assets impairment	—	8.2
Deferred income taxes	(13.3)	(7.9)
Provision for doubtful accounts	9.2	10.9
Share-based compensation	16.9	11.5
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(381.7)	988.3
Other assets	(6.3)	(27.2)
Other liabilities	362.6	(433.3)
Cash provided by operating activities	195.4	596.1
Cash Flows from Investing Activities:
Capital expenditures	(24.6)	(18.9)
Acquisitions of businesses, net of cash acquired	(7.1)	—
Proceeds from the sale of property and equipment	0.9	0.8
Cash used in investing activities	(30.8)	(18.1)
Cash Flows from Financing Activities:
Net change in short-term borrowings	3.1	(17.8)
Proceeds from long-term debt	0.3	1.1
Repayments of long-term debt	(2.2)	(0.1)
Payments of contingent consideration for acquisitions	(6.2)	(1.7)
Proceeds from share-based awards	4.2	6.8
Payments to noncontrolling interests	—	(0.8)
Other share-based award transactions	(4.6)	(6.6)
Repurchases of common stock	(150.1)	(63.8)
Dividends paid	(68.3)	(63.2)
Cash used in financing activities	(223.8)	(146.1)
Effect of exchange rate changes on cash	(46.5)	(19.1)
Change in cash and cash equivalents	(105.7)	412.8
Cash and cash equivalents, beginning of period	$1,567.1	$1,025.8
Cash and cash equivalents, end of period	$1,461.4	$1,438.6